UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 11, 2011 (July 11, 2011)

11 GOOD ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54132	26-0299315
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4450 Belden Village Street N.W., Suite 800 Canton, OH	44718
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 492-3835

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement

On July 11, 2011, the Company and its recently formed subsidiary, namely, 11 Good Energy Sciences, Inc. (hereinafter referred to as “Sciences”) entered into a Stock Purchase Agreement (the “Agreement”) to acquire 100% of the outstanding capital stock of KAI BioEnergy Corp. from the stockholders of KAI (collectively hereinafter referred to as the “Sellers”). Sciences agreed to pay to the Sellers and the Placement Agent, Oracle Capital LLC, the following:

•         $300,000 in cash paid to Sellers and $330,000 paid in cash to Oracle;

•         a 36% interest in Sciences paid to Sellers and a 4% interest in Sciences paid to Oracle;

•         reimburse Sellers’ legal fees up $53,000;

•         payment at closing of the liabilities of KAI based upon a closing balance sheet up to a maximum of $180,000, it being understood that any liabilities above $180,000 are at the sole and absolute discretion and written consent of Sciences; and

•         an Earn-Out of $3.3 million (the “Earn-Out”) in the event KAI on or before November 11, 2013, subject to possible extension in the event of financing delays, is able to prove the viability of producing the aerial productivity equivalent of 3,000 gallons per acre, per year of oil from microalgae.

The closing condition of the Agreement is the funding of Sciences with at least $1.1 million by the Company on or before August 3, 2011. These funds would be utilized to meet Sciences’ obligations which are specified above and the balance will be allocated primarily for research and development of KAI. The Agreement has a post closing condition that the Company will raise and contribute to the capital of Sciences at least $2.2 million in accordance with a schedule over a period of approximately two years. Such funding must timely occur to avoid any dilution (up to a maximum of two-thirds) in ownership interest of Sciences. In connection with the Agreement, the Company will enter into employment agreements as well as a non-compete, non-solicitation and non-disclosure agreement with the two stockholders of KAI. These agreements will be for a period of two years, subject to possible extension as provided in the agreements.

Extension of Agreement

Sciences and Sellers agreed to extend the closing date up to a maximum of August 31, 2011. The Company paid Kai $68,000 to extend the closing date through August 12, 2011 and it has the option to make an additional $68,000 payment to Kai to extend the closing date to August 19, 2011 and it has a further option at a cost of an additional $68,000 to further extend the closing date to August 31, 2011. All option payments are non-refundable, but shall be credited towards the $1.1 million closing condition referenced in the preceding paragraph.

Buy-Out Option

In the event that Sellers receive the Earn-Out, Sciences has the option to buy-out Sellers’ and Oracle’s collective 40% Common Stock position at a cost of $13.2 million, payable in cash or under certain specified conditions in the Company’s Common Stock. Sellers and Oracle have the right to refuse the Buy-Out on up to one-half of their position.

About KAI BioEnergy Corp.

Kai is a research and development company developing a platform series of technologies that enable efficient and integrated continuous microalgal processing. Focusing on the economics and development of an industrially scalable processing system, KAI has been working on developing a platform system that directly extracts oil from a water based algal-cultivation medium, ultimately separating the “oil-rich” lipids, biomass, and water medium. A biofuel company can then take these oil-rich lipids and use them to produce algal biofuels. KAI’s integrated continuous high flow system is expected to offer low capital costs, ultra-low operating costs with no additives or hazardous chemicals required, ultimately developing industrial scalability.

Item 8.01 Other Events

On August 5, 2011, John D. Lane, a director of the Company, made a $100,000 loan to the Company. This loan is repayable on demand with interest at the rate of 6% per annum. Until such time as the loan has been repaid, the voting rights of Sciences are controlled by Mr. Lane. Mr. Lane also received warrants to purchase 100,000 shares of common stock, exercisable at $3.00 per share over a period of three years as partial consideration for this loan and a prior loan to the Company that was previously paid back.

On August 11, 2011, the Board of Directors approved receiving an additional $68,000 loan from Mr. Lane on the same terms and conditions as the prior loan described above, except that Mr. Lane received a Promissory Note in the amount of $68,000 and Warrants to purchase 40,000 shares of Common Stock, exercisable at $3.00 per share over a period of three years as partial consideration for the new loan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

10.1   Agreement dated July 11, 2011, by and among 11 Good Energy, Inc., a Delaware corporation (“Parent”), 11 Good Energy Sciences, Inc, a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”), Kai BioEnergy Corp., a Hawaiian corporation (“Company”) and the Company’s stockholders, namely, Mario Larach and Frank Infelise (such stockholders, collectively, the “Sellers”). (This exhibit was previously filed with the original Form 8-K).

10.2   Extension Agreement dated August 3, 2011. (Filed herewith)

10.3   Extension Agreement dated August 5, 2011. (Filed herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

11 GOOD ENERGY, INC.
a Delaware corporation

August 11, 2011	By:	/s/ Gary R. Smith
Gary R. Smith, Chief Operating Officer